NEITHER THIS DEBENTURE NOR ANY OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

NERIUM BIOTECHNOLOGY, INC.

6% CONVERTIBLE DEBENTURE

$________________

Issue Date: ____________________

FOR VALUE RECEIVED, NERIUM BIOTECHNOLOGY, INC., a Canadian corporation (the “Company”), hereby promises to pay to, or to the order of, _________________________ (the “Holder”) the sum of __________________________________DOLLARS ($_______________) on or before February __ 2023 (the “Maturity Date”).

At any time prior to the Maturity Date, by notice in writing to the Company, the Holder may convert all, but not less than all, of the aggregate amount of principal and accrued and unpaid interest on this Debenture into common shares of the Company (the “Common Shares”), as provided further below.

SECTION 1. Interest. This Debenture shall bear simple interest from the date hereof on the amount outstanding from time to time under this Debenture at an annual rate of six percent (6%), computed on the basis of a 360-day year. Interest shall be payable by the Company on a quarterly basis, in arrears. All payments by the Company to the Holder under this Debenture (whether in cash and/or Conversion) shall be applied first to accrued and unpaid interest hereunder and second to the outstanding principal amount under this Debenture.

SECTION 2.

Section 2.1. Voluntary Conversion. At any time prior to the Maturity Date, by notice in writing to the Company, the Holder may convert (a “Conversion”) all, and not less than all, of the outstanding principal amount and all accrued interest owing hereunder into Common Shares at a conversion price equal to $___  per share (the “Conversion Price”), subject to adjustment as provided herein. The Company will not issue any fractional shares but will instead pay Holder cash in lieu of fractional shares. In order to effect a Conversion, the Holder shall deliver a Notice of Conversion in the form set forth on Annex I hereto to the Company prior to 5:00 p.m. (San Antonio, Texas time) on the Business Day on which the Holder wishes to effect such Conversion (the “Conversion Date”). The Notice of Conversion shall state the outstanding principal amount and all accrued interest owing under this Debenture and a calculation of the number of shares of Common Shares issuable upon such Conversion. The Holder shall be required to physically surrender this Debenture to the Company in order to effect a Conversion.

Section 2.2. Compulsory Conversion. In the event that the Company complete a public offering of Common Shares on a recognized stock exchange in the United States or Canada resulting in aggregate gross proceeds of not less than $5,000,000, the Company may, at its sole discretion, elect to require the Holder to convert the outstanding principal amount of the Debenture and all accrued interest thereon into freely tradeable Common Shares in connection with such offering, on the terms and conditions and at the Conversion Price set forth in this Section 3. In the event that the Company elects to so require the Conversion of the Debenture, the Company shall provide the Holder with prior written notice, including details of the aggregate amounts of principal and interest subject to the Conversion, the number of Common Shares into which such amounts are being converted and the exchange on which such shares shall trade following the offering.

SECTION 3. Adjustments to Conversion Price.

Section 3.1. Share Splits; Share Dividends; Share Combinations; Certain Stock Purchase Rights. If, prior to the Conversion or payment of all amounts outstanding under this Debenture:

(a) the number of outstanding Common Shares is increased by a share split, a reclassification of the Common Shares, or other similar event, the Conversion Price shall be proportionately reduced, which reduction shall be effected at the time such event takes place;

(b) the number of outstanding Common Shares is decreased by a reverse share split, combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased, which increase shall be effected at the time such event takes place;

(c) the Company distributes to all holders of Common Shares evidences of indebtedness, shares of capital stock, securities, cash, property or assets (excluding any dividend or distribution covered by clause (a) above or (d) below and any dividend or distribution paid exclusively in cash) on the Common Shares, the Conversion Price shall be proportionately reduced, which reduction shall be effected on the record date for the determination of holders of Common Shares to receive such dividend;

(d) the holders of Common Stock are issued rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them to subscribe for or purchase Common Shares at less than the current fair market value thereof (as determined by the Company’s board of directors, acting reasonably), the Conversion Price shall be proportionately decreased, which decrease shall be effected at the time such event takes place; provided that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration; or

(e) the successful completion of a tender or exchange offer or issuer bid made by the Company which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect to any tender or exchange offer (other than consideration payable in respect to any odd−lot tender offer) by the Company for the Company’s common stock concluded within the preceding 12 months in respect to which no other adjustment has been made and (2) the aggregate amount of any and all−cash distributions to all holders of shares of common stock within the preceding 12 months in respect of which no other adjustment has been made, exceeds an amount equal to

10% of the Company’s market capitalization on the expiration of the tender or exchange offer or issuer bid, the Conversion Price shall be proportionately adjusted, up or down, which adjustment shall be effected at the time such event takes place;

provided, however, the Company, that if any record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 3.1 to reflect the actual payment of such dividend.

Section 3.2. Adjustment for Rights Plan. If the Company adopts a rights plan while this Debenture remains outstanding, the Holder will receive, upon conversion of this Debenture, in addition to Common Shares, the rights under the rights plan unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Shares, in which case the Conversion Rate will be adjusted at the time of separation as if the Company distributed to all holders of Common Shares, evidences of indebtedness or assets described in Section 3.1(c) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

Section 3.3. Other Adjustments. In addition to the adjustments in Sections 3.1 and

3.2 above, the Company and the Holder may agree to adjust the Conversion Rate to avoid or diminish any income tax to holder of its capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. No adjustment to the Conversion Rate or the ability of Holder to convert this debenture will be made if the Holder will otherwise participate in the distribution without conversion. Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the applicable Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable Conversion Rate. However, any adjustments, which are not required to be made because they would have required an increase or decrease of less than 1% will be carried forward and taken into account in any subsequent adjustment.

SECTION 4. Redemption. The Company may repay the principal amount outstanding under this Debenture in whole or in part at any time and from time to time upon written notice to the Holder (a “Company Repayment Notice”). In the event that such repayment takes place prior to the first anniversary of the date hereof, the Company shall be required to pay to the Holder an amount equal to 105% of the outstanding principal amount of the Debenture then being repaid, plus all accrued and unpaid interest; in the event that such repayment takes place after the first anniversary of the date hereof and prior to the second anniversary of the date hereof, the Company shall be required to pay to the Holder an amount equal to 110% of the outstanding principal amount of the Debenture then being repaid, plus all accrued and unpaid interest; and in the event that such repayment takes place after the second anniversary of the date hereof and prior to the Maturity Date, the Company shall be required to pay to the Holder an amount equal to 115% of the outstanding principal amount of the Debenture then being repaid, plus all accrued and unpaid interest. The Company Repayment Notice shall specify the effective date of such repayment, which date must be at least ten (10) but no more than ninety (90) days following the day on which the Company Repayment Notice is delivered to the Holder, and the amount of principal and interest to be repaid. Interest will cease to accrue on any portion of the principal amount of this Debenture that has been repaid by the Company. In the event that the Company repays the entire outstanding principal amount of this Debenture and all interest accrued thereon and all other amounts due in connection therewith, the Holder shall return this Debenture to the Company for cancellation.

SECTION 5. Events of Default. Each of the following events shall be deemed an “Event of Default:”

(a) the Company fails to repay any portion of the principal amount of this Debenture that remains outstanding on the Maturity Date;

(b) the Company fails to pay any interest on this Debenture when due and such failure continues for a period of thirty (30) days;

(c) a default in the Company’s obligation to convert this Debenture into Common Shares promptly following the exercise of the Conversion Right;

(d) the Company fails to perform or observe any of the covenants in this Debenture for sixty (60) days after written notice to the Company from the Holder;

(e) the Company shall (1) be unable to pay its debts generally as they become due, (2) files a petition under any insolvency statute, (3) make a general assignment for the benefit of its creditors, (4) commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (5) files a petition seeking reorganization or liquidation or similar relief under the Bankruptcy Code of the United

States, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangements Act (Canada) or any other applicable law or statute relating to bankruptcy, insolvency or reorganization of the Company (each of them being, a “Bankruptcy Statute”);

(f) a court of competent jurisdiction (1) enters an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Company or the whole or any substantial part of the Company’s properties, which shall continue unstayed and in effect for a period of one hundred twenty (120) calendar days, (2) approves a petition filed against the Company seeking reorganization, liquidation or similar relief under a Bankruptcy Statute, which is not dismissed within one hundred twenty (120) calendar days, or (3) under the provisions of a Bankruptcy Statute, assumes custody or control of the Company or of the whole or any substantial part of the Company’s properties, which is not irrevocably relinquished within one hundred twenty (120) calendar days; and

(g) there is commenced against the Company any proceeding or petition seeking reorganization, liquidation or similar relief under a Bankruptcy Statute, which (1) is not unconditionally dismissed within one hundred twenty (120) calendar days after the date of commencement, or (2) is with respect to which the Company takes any action to indicate its approval of or consent.

SECTION 6. Miscellaneous.

Section 6.1. Lost or Stolen Debenture. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Debenture, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Debenture, if mutilated, the Company shall execute and deliver to the Holder a new Debenture identical in all respects to this Debenture.

Section 6.2. Severability. In the event that any provision of this Debenture becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Debenture shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Debenture to the Holder.

Section 6.3. Successors and Assigns. The terms and conditions of this Debenture shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the parties. The Holder may assign its rights and obligations hereunder, in connection with any private sale or transfer of this Debenture in accordance with the terms hereof, to an affiliate or, upon receipt of written consent of the Company (which consent will not be unreasonably withheld) to a non-affiliate. The Company may not assign its rights or obligations under this Debenture except in connection with a sale of all or substantially all of the assets of the Company or pursuant to any merger, amalgamation, consolidation, acquisition or similar business combination in which the assignee or surviving company assumes all of the Company’s obligations and liabilities under this Debenture.

Section 6.4. Entire Agreement. This Debenture constitutes the entire agreement of the parties with respect to the subject matter of this Debenture and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Debenture.

Section 6.5. Headings. The headings contained in this Debenture are for purposes of convenience only and shall not affect the meaning or interpretation of this Debenture.

Section 6.6. Governing Law; Jurisdiction and Venue. This Debenture shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Texas without giving effect to the conflict of laws rules thereof. Any controversy or claim arising out of or relating to this contract, the breach thereof, and any other dispute between the parties hereto (whether grounded in contract, tort, statute, law or equity), shall be settled by arbitration, before a panel of three impartial arbitrators, administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in San Antonio, Texas. All issues or questions concerning either the scope of this arbitration clause or the arbitrability of any dispute between the parties shall be referred to and finally decided by the arbitration panel.

Section 6.7. Amendment; Waivers. No amendment, modification or discharge of this Debenture, and no waiver under this Debenture, shall be valid or binding except by the consent of the company and the Holder.

Section 6.8. Notices. Any notice or demand given hereunder by the Company of the Holder shall be deemed to have been given and received (a) when actually received by the Company or the holder, if delivered in person or by electronic means such as email or facsimile transmisson, or (b) if mailed, on the earlier of the date actually received or three (3) business days after a letter containing such notice, certified or registered with postage prepaid, addressed to the

Company (or the holder), is deposited in the United States mail. The address of the Company is 11467 Huebner Road, Suite 175, San Antonio, Texas 78230; email: jnester@neriumbiotech.com; facsimile transmission 210 561-0386 , or such other address as the Company shall advise the holder hereof by this same procedure. The address of the Holder is _________________________________________________________, or such other address as the Holder shall advise the Company by this same procedure.

Section 6.9. Savings Clause. All agreements between the Company and the Holder, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency shall the interest contracted for, charged, received, paid or agreed to be paid to the Holder exceed the maximum amount permissible under applicable law. If, under any circumstances whatsoever, interest would otherwise be payable to the Holder in excess of the maximum lawful amount, the interest payable to the Holder shall be reduced to the maximum amount permitted under applicable law; and if under any circumstances whatsoever the Holder shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, then an amount equal to any such excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the Company. All interest paid or agreed to be paid to the Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension hereof) so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. This provision overrides any conflicting provisions of this Debenture or any other instrument concerning the indebtedness evidenced hereby.

SECTION 7. Investment Representation. Holder represents and warrants to the Company that Holder is acquiring this Note, and upon conversion hereof, will acquire the equity securities of the Company, for investment purposes only and without any view to further distribution thereof. Holder agrees that this Note and any equity securities of the Company issued upon conversion thereof, shall bear a legend regarding such restrictions on transferability similar to that set forth on the initial page of this Note, together with any other legends acquired under applicable law, pursuant to the Articles of Incorporation of the Company or pursuant to any agreement to which the Company and Holder may be a party. In addition, Holder represents, warrants, and acknowledges that:

(a) He, she or it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Act and National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators;

(b) the Holder has been furnished, and continues to have the opportunity to request, any additional information, to the extent possessed or obtainable without unreasonable effort and expense, necessary to evaluate the merits and risks of this proposed investment, and the Holder has concluded, based on the information presented to her, her own understanding of investments of this nature and of this investment in particular, and the advice of such consultants as the Holder has deemed appropriate, that the Holder wishes to lend the Company the funds pursuant to this Note and agrees to the potential conversion of this Note;

(c) the Holder has obtained, in the Holder’s judgment, sufficient information to evaluate the merits and risks of an investment in the Company, understands the business in which the Company is engaged and has, alone, such knowledge and experience in business and financial matters, that the Holder is capable of evaluating the merits and risks of a prospective investment in this Debenture and any shares issued upon Conversion;

(d) there is no assurance that the Company will be successful in obtaining funds necessary for its success; and

(e) the Debenture and any shares issued upon Conversion are speculative investments which involve a high degree of risk of loss by the Holder of his, her or its entire investment.

SECTION 8. Restrictions On Transferability. By accepting this Debenture, the Holder acknowledges that (a) this Debenture has been acquired for investment and has not been registered under the Securities Act or any state or provincial securities laws and (b) this Debenture must be held indefinitely unless (i) subsequent disposition thereof is registered under the Securities Act and all applicable state or provincial securities laws or (ii) an exemption from such registration is available and Company receives an opinion of counsel, or other evidence, reasonably satisfactory to Company stating that such disposition is made in compliance with an exemption from such registration, and prospectus delivery requirements.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its name by its duly authorized officer on the date first above written.

NERIUM BIOTECHNOLOGY, INC.

By: ___________________________________

Name:_______________________

Title: ________________________

ACKNOWLEDGED AND AGREED:

_____________________________________________
Signature

ANNEX I

NOTICE OF CONVERSION

The undersigned hereby elects to convert the outstanding principal amount and accrued interest of the 6% Convertible Debenture (the “Debenture”) dated ____, 2020 issued by NERIUM BIOTECHNOLOGY, INC. (the “Company”) into common shares (“Common Shares”) of the Company according to the terms and conditions of the Debenture. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Debenture.

Date of Conversion:	__________________________________________________________

Principal Amount of
Debenture to be Converted:	__________________________________________________________

Amount of Interest
to be Converted:	__________________________________________________________

Number of Shares of
Common Stock to be Issued:	__________________________________________________________

Name of Holder:	__________________________________________________________

Address:	__________________________________________________________

Signature:	__________________________________________________________
Name:
Title: